EXHIBIT 10.1

FINANCING AGREEMENT

By and Among

BUTLER COUNTY PORT AUTHORITY

And

QUAKER CHEMICAL CORPORATION.

And

BROWN BROTHERS HARRIMAN & CO.

Dated May 15, 2008

Relating to

$10,000,000

Butler County Port Authority

Industrial Development Revenue Bond

(Quaker Chemical Corporation Project)

Series 2008

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBIT A:	FORM OF BOND
EXHIBIT B:	FORM OF NOTICE OF MANDATORY REDEMPTION
EXHIBIT C:	FORM OF REQUISITION

-iii-

FINANCING AGREEMENT

FINANCING AGREEMENT dated May 15, 2008 (the “Agreement”), is made by and among QUAKER CHEMICAL CORPORATION, a Pennsylvania business corporation (the “Borrower”), BUTLER COUNTY PORT AUTHORITY (the “Authority”), a port authority and public body corporate and politic, organized and existing under the laws of the State of Ohio (the “State”), including Revised Code Sections 4582.21 through 4582.59 (collectively with the authorities therein mentioned, as amended and supplemented (the “Act”) and BROWN BROTHERS HARRIMAN & CO., a private bank organized as a partnership (the “Bank”).

W I T N E S S E T H

WHEREAS, the Authority was created and exists under the provisions of the Act to issue revenue bonds for the acquisition, construction, furnishing, or equipping of any real or personal property, or any combination thereof, related to, useful for, or in furtherance of any authorized purpose, including all costs in connection with or incidental thereto; and

WHEREAS, the Borrower is a corporation organized under the laws of the Commonwealth of Pennsylvania, which operates a chemical manufacturing facility, located in the City of Middletown, County of Butler, State of Ohio; and

WHEREAS, the Borrower has applied to the Authority for financial assistance in connection with a project consisting generally of (a) paying the costs of expanding its manufacturing facility located at 3431 Yankee Road, Middletown, Ohio; and (b) paying all or any portion of the issuance costs related to the hereinafter defined “Bond” (collectively, the “Project”), and has requested that the Authority issue $10,000,000 of its Industrial Development Revenue Bond (Quaker Chemical Corporation Project), Series 2008 (the “Bond”), which together with a loan in the amount of $3,500,000 from the Ohio Department of Development (“ODOD”) to the Borrower (the “ODOD Loan”) and funds of the Borrower, are to be used to fund the costs of the Project; and

WHEREAS, the Bond is being issued pursuant to the Act and a resolution of the Authority adopted on April 29, 2008 (the “Resolution”); and

WHEREAS, the Authority intends to sell the Bond to the Bank at the face amount thereof and to lend the proceeds from the sale of the Bond to the Borrower to assist in financing the Project (such loan being hereinafter referred to as the “Loan”), which loan will be repaid by the Borrower in accordance with the terms hereof; and

WHEREAS, payment of the Bond will be secured by an assignment of the Authority’s rights hereunder (other than its rights to payment of certain fees and expenses and to indemnification) to the Bank and its successors and assigns; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Bond, when executed and delivered by the Authority, the legal, valid and binding limited obligation of the Authority in accordance with its terms and to make this Agreement a valid and binding agreement;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Bond by the Bank and of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

SECTION 1.1 Definitions.

In this Agreement and any supplement hereto (except as otherwise expressly provided), the following words and terms shall have the meanings specified in the foregoing recitals:

ACT	LOAN
AGREEMENT	ODOD
AUTHORITY	ODOD LOAN
BANK	PROJECT
BOND	RESOLUTION
BORROWER	STATE

In addition, the following words and terms shall have the following meanings, unless a different meaning clearly appears from the context:

“AFFILIATE” means, as to any entity, any corporation controlling, controlled by, or under common control with such entity.

“ATTRIBUTABLE INDEBTEDNESS” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“AUTHORIZED OFFICER” means in the case of the Authority, its Chairman or Vice Chairman and Secretary or Treasurer or any other individual or individuals duly authorized in writing by the Authority to act on its behalf, and in the case of each Borrower, the individuals duly authorized by such Borrower to act on its behalf as provided in the certificate delivered in accordance with Section 7.2(b) hereof.

“BASE RATE” means the reference interest rate determined from time to time by the Bank as its “base rate.”

“BOND COUNSEL” means Counsel having a national reputation in the field of municipal and tax-exempt finance whose opinions are generally accepted by purchasers of municipal bonds and who are reasonably satisfactory to the Authority and the Bank.

“BORROWER FINANCING DOCUMENTS” means the Security Agreement, the Bond, this Agreement, the Tax Representation Letter and all other documents or instruments now or hereafter executed, issued or delivered by the Borrower in connection with the Loan, as the same may be amended from time to time.

“BUSINESS DAY” means any day other than (i) a Saturday or Sunday or a legal holiday, or (ii) a day on which banking institutions located in the State are required or authorized by law or executive order to be closed for commercial banking purposes, or (iii) so long as the Bank is the owner of the Bond, any day on which the Bank’s office in Philadelphia, Pennsylvania, is not open for banking business.

“CAPITAL EXPENDITURES” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person (other than expenditures incurred in connection with any Permitted Acquisition).

“CODE” means the Internal Revenue Code of 1986, as amended, and all applicable regulations promulgated thereunder.

“COLLATERAL” means all the real and personal property subject to the lien of the Security Agreement, as well as all those assets, of the Borrower to which the Bank is granted a security interest in order to secure the Bond.

“COMMONWEALTH” means the Commonwealth of Pennsylvania.

“COMPLIANCE CERTIFICATE” shall have the meaning set forth in Section 11.4 of this Agreement.

“CONSOLIDATED EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes includable in Net Income for such period including, without limitation, Permitted Non-Cash Reversals, (iii) depreciation and amortization expense, (iv) non-cash charges in respect of any write down of assets taken in the ordinary course of business, (v) commencing on January 1, 2006, non-cash compensation expenses related to the application of financial accounting standard 123-R and (vi) charges taken to Consolidated Net Income in an aggregate amount not to exceed $7,500,000 as a result of the Permitted Environmental Obligations minus (b) the following to the extent included in calculating such Consolidated Net Income: (x) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (y) non-cash items increasing Consolidated Net Income in respect of any write up of assets taken in the ordinary course of business. Calculations of Consolidated EBITDA shall give effect, on a pro forma basis, to all Permitted Acquisitions and Dispositions permitted under this Agreement made during the quarter or year to which the required compliance relates, as if such Permitted Acquisition or Disposition had been consummated on the first day of the applicable period.

“CONSOLIDATED FUNDED INDEBTEDNESS” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than letters of credit to the extent such letters of credit support Indebtedness otherwise included in clauses (a) through (g) hereof), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or Joint Venturer unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that each of clauses (a) through (g) (except Synthetic Lease Obligations) shall only be included in Consolidated Funded Indebtedness to the extent the foregoing appears as a liability on the balance sheet of the Company in accordance with GAAP.

“CONSOLIDATED INTEREST CHARGES” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with (i) borrowed money (including capitalized interest), (ii) the deferred purchase price of assets, and (iii) off-balance sheet liabilities, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, plus or minus the benefits or detriments, as the case may be, of any interest rate protection.

“CONSOLIDATED INTEREST COVERAGE RATIO” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“CONSOLIDATED LEVERAGE RATIO” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“CONSOLIDATED NET INCOME” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) determined in accordance with GAAP for such period.

“CONTRACTUAL OBLIGATION” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“COUNSEL” means an attorney or firm of attorneys duly admitted to the practice of law before the highest court of any state in the United States of America or the District of Columbia.

“DETERMINATION OF TAXABILITY” means (a) the enactment of legislation to or with the effect that interest payable on the Bond is includable in the gross income of the Bank (other than by reason of the Bank being a “substantial user” or “related Person,” as each such term is defined in the Code) under the federal income tax laws, any such determination being deemed to have occurred on the effective date of such legislation; or (b) receipt by the Borrower, the Authority or the Bank of notice that the Commissioner of Internal Revenue or any district director of the Internal Revenue Service, based upon filings of the Borrower, any review, examination of the Borrower, or any other ground, shall have determined that a Taxable Event has occurred; provided that the Borrower shall have been afforded a reasonable opportunity to appeal such determination, but only so long as (i) the Borrower shall diligently pursue such appeal, and (ii) the Borrower shall provide the Bank with reasonable assurance of payment of all obligations to the Bank in connection with the Bond as a result of an adverse determination of such appeal, and (iii) the prosecution of such appeal does not otherwise adversely affect the Bank in the Bank’s reasonable judgment; or (c) issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service, or a determination by any court of competent jurisdiction, that the interest payable on the Bond is includable for federal income tax purposes in the gross income of the Bank (except as aforesaid); or (d) an opinion of Bond Counsel addressed to the Bank that such Bond Counsel cannot conclude that the interest on the Bond qualifies as exempt income under Section 103 of the Code; provided, however, that the Borrower shall have been given thirty (30) days’ notice and an opportunity to consult with such Bond Counsel.

“DISPOSITION” or “DISPOSE” means the sale, transfer, exclusive license (other than any such license as to which exclusivity is granted by the licensor as to geographic scope only) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA AFFILIATE” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA EVENT” means (a) a Reportable Event with respect to a Pension Plan (as defined in ERISA); (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan (as defined in ERISA) is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EVENT OF DEFAULT” means any of the events enumerated in Section 14.1.

“FAVORABLE OPINION OF BOND COUNSEL” means an opinion of a nationally recognized bond counsel, reasonably acceptable to the Authority, addressed to the Authority to the effect that the action proposed to be taken either(i) will not adversely affect the excludability of interest on the Bond from gross income of the holders thereof for federal income tax purposes or (ii) that all federal income tax requirements have been met with respect to a technical reissuance of the Bond.

“FUNDAMENTAL CHANGE” means: (i) any merger (except where the Borrower is the surviving entity), dissolution, liquidation or consolidation of the Borrower with our into another Person; (ii) any Disposition of the majority of the assets (whether now owned or hereinafter acquired) of the Borrower to or in favor of any Person, in any one or series of transaction; (iii) a fundamental change in the business lines or operations of the Borrower, as determined by the Bank in its reasonable discretion; (iv) a sale of more than 25% of the stock of the Borrower except in connection with acquisitions or similar transactions; or (v) a delisting of the Borrower from the New York Stock Exchange.

“GAAP” means generally accepted accounting principles and practices applied on a consistent basis.

“GOVERNMENTAL AUTHORITY” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GOVERNMENT OBLIGATIONS” means direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America.

“GUARANTEE” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“INDEBTEDNESS” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past-due for more than 90 days after the date on which the related invoice was originally payable, which date is not more than 90 days after the date the invoice was originally issued.

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of the acquisition of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a Joint Venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“INDEMNIFIED PARTIES” means the State, the Authority, the Bank, any Person who “controls” the Authority or the Bank, within the meaning of Section 15 of the Securities Act of 1933, as amended, any member, officer, director, official or employee of and attorney for the Authority or the Bank (including any partner of the Bank) and their respective executors, administrators, heirs, successors and assigns.

“INTEREST PAYMENT DATE” for the Bond means the first day of each month, commencing June 1, 2008.

“INTERNAL CONTROL EVENT” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting within the meaning of Item 308 of Regulation S-K promulgated by the SEC, in each case as described in the Securities Laws.

“JOINT VENTURER” means any Person holding an equity interest in an entity for whose obligations and liabilities such Person is jointly and severally liable.

“LIEN” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LOAN ACCOUNTS” has the meaning set forth in Section 8.3 hereof.

“MATERIAL AMOUNT” means an amount in excess of the lesser of: (i) $15,000,000 or (ii) five percent (5%) of the value of the total consolidated assets of the Company and its Subsidiaries.

“MATERIAL ADVERSE EFFECT” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Borrower Financing Document. As used in this definition, “material” shall mean an amount of five percent (5%) or more of the total consolidated assets of the Company and its Subsidiaries as of the relevant date of determination.

“MATURITY DATE” means May 1, 2028.

“OBLIGATIONS” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any loan, including the Loan, or letter of credit of the Borrower or any of its Affiliates, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OUTSTANDING” shall mean, as of the time in question, the Bond issued and delivered under this Agreement, except all or any portion of the principal amount thereof, as the case may be, such as:

(a) is cancelled or required to be cancelled under the terms of this Agreement; or

(b) in substitution for which another Bond has been authenticated and delivered pursuant hereto; or

(c) is paid in part without presentation and surrender of the Bond in accordance with Section 6.1(d) hereof (but only to the extent of such payments).

“PERMITTED ACQUISITIONS” means any purchase of or investments in the capital stock or other equity or assets of any entity by the Borrower or any Subsidiary:

(a) provided that (i) the sum of the aggregate purchase price and the aggregate amount of all such acquisitions and investments made in any fiscal year, does not exceed $50,000,000, in the aggregate; and (ii) if after giving effect to such acquisitions and any related dispositions of assets purchased in connection therewith, the Borrower or Subsidiary is in compliance with Section 12.5; provided further that the aggregate value of all “Unrelated Lines of Business” acquired and continuing to be held after the Closing Date pursuant to Permitted Acquisitions does not exceed the Material Amount; and

(b) provided that no Event of Default has occurred and is continuing; and

(c) which, after giving effect to such acquisition, including without limitation, recalculating the covenants set forth in Sections 12.3 and 12.4 on a pro forma basis, including the stock or assets and concomitant liabilities then being acquired, the Borrower will not be in default under this Agreement.

“PERMITTED ENVIRONMENTAL OBLIGATIONS” means amounts to be paid (including without limitation, costs of litigation) on account of either a court-approved settlement or final judgment rendered against the Company or any of its Subsidiaries with respect to current pending litigation in Superior Court, Orange County, California by the Orange County Water District against AC Products, Inc., a subsidiary of the Company, relating to a groundwater contamination claim.

“PERMITTED NON-CASH REVERSALS” means a one-time reversal on the balance sheet of non-cash U.S. deferred tax assets which primarily relate to differences in when certain items are deductible for tax purposes vs. expensed for GAAP purposes, the realization of which is contingent upon future taxable income, provided that the aggregate amount of such reversals does not exceed $20,000,000.

“PERSON” means any natural person, firm, association, public body, corporation, partnership, limited liability company or other entity.

“PROJECT COSTS” shall mean the costs of the Project to the extent permitted to be paid pursuant to the Act, including, without limitation, the cost of construction of the Project, the cost of acquisition and installation of machinery and equipment, the costs of issuance of the Bond, and all costs related thereto incurred by the Borrower.

“PROJECT FACILITIES” means the improvements, equipment and other property constituting the Borrower’s facilities located at 3431 Yankee Road, Middletown, Ohio, for the improvement of which the Authority is undertaking the Project.

“PROJECT FUND” means the fund created by Section 9.1 hereof.

“RECORD DATE” means, with respect to any Interest Payment Date, the Business Day preceding such Interest Payment Date.

“REGISTERED PUBLIC ACCOUNTING FIRM” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REGULATIONS” means the United States Treasury Regulations and any pertinent Revenue Rulings, Revenue Procedures, Notices or Announcements promulgated by the Secretary of the Treasury of the United States or by the Internal Revenue Service.

“RESERVED RIGHTS” means the rights of the Authority to (1) execute and deliver supplements and amendments to this Agreement pursuant to Section 15.1 hereof, (2) be held harmless and indemnified pursuant to Section 16.6 hereof, (3) receive any funds for its own use, whether as administration fees pursuant to Section 8.2 or reimbursement or indemnification pursuant to Section 16.6 hereof, (4) receive notices and other documents and (5) provide any consent, acceptance or approval with respect to matters as provided herein.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SECURITY AGREEMENT” means the Security Agreement by and between the Bank and the Borrower, dated the date hereof in connection with the Loan.

“SECURITIES LAWS” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“SUBSIDIARY” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SWAP CONTRACT” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“SWAP TERMINATION VALUE” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank or any Affiliate of the Bank).

“SYNTHETIC LEASE OBLIGATION” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TAX REPRESENTATION LETTER” means, collectively, the certificate regarding the total financed property and the expenditure of funds executed by the Borrower, concurrently with the delivery of the Bond, relating to the expectations, representations and covenants of the Borrower with respect to the expenditure of the proceeds of the Bond and the compliance by the Borrower with the provisions of the Code required to ensure the exclusion from gross income for federal income tax purposes of the interest on the Bond and the Tax Exemption Certificate and Agreement between the Authority and the Borrower dated the date of delivery of the Bonds.

“TAXABLE EVENT” means the application of the proceeds of the Bond in such manner, or the occurrence or non-occurrence of any other event (except the enactment of legislation described in clause (a) of the definition of Determination of Taxability above), whether within or without the control of the Borrower, with the result that, under the Code, the interest on the Bond is or becomes includable in the gross income for federal income tax purposes of the Bank (except as aforesaid).

“TAXABLE RATE” means the rate as determined by the Bank and as set forth on the Bond upon a Determination of Taxability.

“TAX-EXEMPT RATE” mean the rate as determined by the Bank and as set forth on the Bond upon the date hereof.

“UNRELATED LINES OF BUSINESS” means any line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

SECTION 1.2 Rules of Construction.

In this Agreement (except as otherwise expressly provided), the following rules shall apply unless a different meaning clearly appears from the context:

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

(b) The section and other headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

(c) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular the plural, and the part the whole. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to a particular provision of this Agreement.

(d) The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such provision shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the remaining provisions of this Agreement.

(e) Words importing the singular number include the plural number and vice versa; and all words importing the masculine gender include the feminine gender.

(f) All references herein to financial or accounting terms, except as the context may clearly otherwise require, shall be construed in accordance with GAAP.

(g) All references to the time of any day shall mean Eastern Standard or Daylight Savings Time, as prevailing on the applicable date in Philadelphia, Pennsylvania.

ARTICLE 2.

AUTHORITY REPRESENTATIONS

The Authority represents and warrants as follows:

SECTION 2.1 Organization; Authority To Issue Bond.

The Authority is a port authority and public body corporate and politic constituting an instrumentality of the State, duly organized, established and existing under the laws of the State, with the power and authority set forth in the Act. The Authority is authorized to issue the Bond in accordance with the Act and to use the proceeds thereof to make the Loan.

SECTION 2.2 Authorization for Financing.

The Authority has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by this Agreement, the Bond, the Resolution, and any and all agreements relating thereto and to perform its obligations thereunder and to issue, sell and deliver the Bond to the Bank as provided herein.

SECTION 2.3 Resolution.

Pursuant to the Resolution adopted by the Authority and still in force and effect, the Authority has duly authorized the execution, delivery and due performance of this Agreement and the Bond and the Authority has duly authorized the taking of any and all action as may be required on the part of the Authority pursuant to the express provisions of this Agreement to perform, give effect to and consummate the transactions contemplated by this Agreement and all approvals necessary in connection with the foregoing have been received.

SECTION 2.4 The Bond.

When the Bond is issued, transferred and delivered in accordance with the provisions of this Agreement, the Bond will have been duly authorized, executed, issued and delivered and will constitute the valid and special, limited obligation of the Authority payable solely from the revenues derived by the Authority from this Agreement. The Bond and the interest thereon do not constitute a general obligation, debt, bonded indebtedness or a pledge of the faith and credit, of the Authority or of the State or any political subdivision of the State, and the holders or owners of the Bond has no right to have taxes levied by the general assembly or taxing authority of any political subdivision of the State for the payment of the principal of or interest on the Bond, but the Bond is payable solely from the revenues and funds pledged for its payment as authorized under the Act. The Bond shall contain on its face thereof a statement to the effect that the Bond, as to both principal and interest, is not debts of the State or any political subdivision of the State, but is payable solely from revenues and funds pledged for its payment.

SECTION 2.5 No Conflict or Violation.

The execution and delivery of this Agreement and the Bond and compliance with the provisions thereof, will not conflict with or constitute on the part of the Authority a violation of the Constitution of the State or violation, breach of or default under its By-Laws or any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Authority is a party or by which the Authority is bound, or, to the knowledge of the Authority, any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Authority or any of its activities or properties, and all consents, approvals, authorizations and orders of governmental or regulatory authorities which are required to be obtained by the Authority for the consummation of the transactions contemplated thereby have been obtained.

SECTION 2.6 Litigation.

There is no action, suit, proceeding or investigation at law or in equity or before or by any court, public board or body pending or threatened against or affecting the Authority, or, to the best knowledge of the Authority, any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby, or which in any way would contest or adversely affect the validity of the Bond or this Agreement or the power of the Authority for the issuance of the Bond, the validity of the Resolution, the validity of, or power of the Authority to execute and deliver, any agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby or the right of the Authority to finance the Project.

SECTION 2.7 No Repeal.

No authority or proceedings for the issuance of the Bond or documents executed in connection therewith has been repealed, revoked, rescinded or superseded.

SECTION 2.8 Limitations on the Representation and Warranties of the Authority.

The Authority makes no representation as to (a) the financial position or business condition of the Borrower, (b) the value of the Project or its suitability for any particular purpose, or (c) the correctness, completeness or accuracy of any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made by the Borrower in connection with the sale or transfer of the Bond, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 3.

BORROWER REPRESENTATIONS

The Borrower represents and warrants as follows:

SECTION 3.1 Organization and Existence.

The Borrower is a corporation duly organized and existing in good standing under the laws of the Commonwealth, with full power and legal right to enter into the Borrower Financing Documents and to perform its obligations thereunder. The making and performance by the Borrower of its obligations under this Agreement have been duly authorized by proper corporate action.

SECTION 3.2 Consents.

No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by the Borrower of any Borrower Financing Document.

SECTION 3.3 No Conflict or Violation.

The execution and delivery of the Borrower Financing Documents and the consummation of the transactions contemplated thereby do not conflict with or cause or constitute a breach of or default under any material bond, contract, indenture, agreement or other instrument to which the Borrower is a party or by which it or its property is bound.

SECTION 3.4 Litigation or Proceedings.

There is no action, suit, proceeding or investigation at law or in equity before or by any court, arbitration board or tribunal, public board or body pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, or, to the best knowledge of the Borrower, any basis therefor, wherein an unfavorable decision, ruling or finding would (i) adversely affect in a material way the transactions contemplated by the Borrower Financing Documents, or any other agreement or instrument to which the Borrower is a party, which is used or contemplated for use in the consummation of the transactions contemplated by the Borrower Financing Documents, or (ii) adversely affect the exemption of interest on the Bond from federal income taxation or any state tax-exemption applicable thereto.

SECTION 3.5 Legal and Binding Obligation.

Each of the Borrower Financing Documents is a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and except to the extent that the enforceability thereof may be limited by the application of general principles of equity.

SECTION 3.6 ERISA.

Each defined benefit pension plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements except with respect to any non-compliance that reasonably could be expected not to exceed $1,500,000, and (i) no “prohibited transaction” (as defined under ERISA) has occurred with respect to any such plan, (ii) no “reportable event” (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

SECTION 3.7 Indebtedness.

The Borrower is not liable to any Person for Indebtedness that is not disclosed on the financial statements heretofore provided to the Bank or has been otherwise disclosed in writing to the Bank.

SECTION 3.8 Contingent Liabilities.

There are no suretyship agreements, guarantees or other contingent liabilities of the Borrower that are not disclosed on the financial statements heretofore provided to the Bank or as otherwise disclosed in writing to the Bank.

SECTION 3.9 Investment Company Act.

The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.10 Federal Reserve Regulations.

No indebtedness that is required to be, or will be, reduced or retired from the proceeds of the Bond was incurred for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), and the Borrower does not own or have any present intention to acquire any such margin stock.

SECTION 3.11 Payment of Taxes.

Except for such amounts as the Borrower is contesting in good faith through proper proceedings, the Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.

SECTION 3.12 No Default

The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it is bound, to the extent such default would have a Materially Adverse Effect on the Borrower.

SECTION 3.13 Financial Statements.

All financial statements now and heretofore furnished to the Authority and the Bank by the Borrower are true, accurate and correct in all material respects as of the date thereof and have been, or will be, with respect to the financial statements hereafter furnished to the Authority and the Bank, prepared in accordance with GAAP. Such financial statements do, or will, fairly present the Borrower’s financial condition, as of the date of such statements, in all material respects, and the results of its respective operations for the fiscal period then ended and there has been no change, financial or otherwise that has a Material Adverse Effect on the Borrower, since the date of the last financial statement furnished to the Authority and the Bank.

SECTION 3.14 Title; Encumbrances.

Except as otherwise disclosed in writing to the Bank, the Borrower has good and marketable title to all of its properties and assets.

SECTION 3.15 Tax Status of Bond.

The Borrower has not taken any action and knows of no action that any Person has taken or intends to take, and will not take or permit any Person to take, which would cause interest on the Bond to be includable in the gross income of the Bank for federal income tax purposes.

SECTION 3.16 Environmental Laws.

To Borrower’s knowledge, except as set forth under Schedule 3.16 hereof, the Borrower is in compliance, in all material respects, with all Environmental Laws (as defined below), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as disclosed to the Bank in writing, no litigation, action, proceeding, inquiry, request for information, administrative action or overt investigation arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of the Borrower, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. Except as disclosed to the Bank in writing, to the Borrower’s knowledge, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best knowledge of the Borrower, has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

SECTION 3.17 No False Statements.

As of the date hereof, neither any Borrower Financing Document nor any other document, certificate or statement furnished to the Authority or the Bank by or on behalf of the Borrower contains any untrue statement of a material fact with respect to the Borrower or omits to state a material fact with respect to the Borrower necessary in order to make the statements contained herein and therein not misleading. It is specifically understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied upon by the Authority as an inducement to make the Loan and issue the Bond and by the Bank to purchase the Bond.

ARTICLE 4.

BANK REPRESENTATIONS

The Bank represents and warrants as follows:

SECTION 4.1 Independent Investigation.

The Bank has made an independent investigation and evaluation of the financial position and business condition of the Obligors and the value of the Equipment or has caused such investigation and evaluation to be made by Persons it deems competent to do so. All information relating to the business and affairs of the Obligors that the Bank has requested in connection with the transactions referred to herein have been provided to the Bank. The Bank hereby expressly waives the right to receive such information from the Authority and relieves the Authority and its agents, representatives and attorneys of any liability for failure to provide such information or for the inclusion in such information or in any of the documents, representations or certifications to be provided by the Borrower under this Agreement of any untrue fact or for the failure therein to include any fact.

SECTION 4.2 Purchase for Own Account.

The Bank is purchasing the Bond for its own account, with the purpose of investment and not with the intention of distribution or resale thereof. The Bond will not be sold unless registered in accordance with the rules and regulations of the Securities and Exchange Commission or unless the Authority is furnished with an opinion of Counsel or a “No Action” letter from the Securities and Exchange Commission that such registration is not required.

ARTICLE 5.

THE BOND

SECTION 5.1 Form; Amount and Terms.

(a) In order to provide funds for the Project, the Bond is hereby authorized to be issued in the aggregate principal amount of $10,000,000, and shall be issued as a fully registered Bond, without coupons, substantially in the form set forth as Exhibit A hereto, with appropriate insertions and deletions. The Bond shall be issued in a single denomination equal to the entire outstanding principal amount thereof.

(b) The Bond shall mature on May 1, 2028, shall be subject to optional and mandatory redemption prior to maturity as provided in Section 6.1 hereof and in the Bond and shall bear interest from and including the date thereof, or from the most recent Interest Payment Date to which interest has been fully paid or provided, until payment of the principal thereof shall have been made in accordance with the provisions thereof. Principal of and interest on the Bond shall be paid as provided for in the form thereof set forth as Exhibit A hereto and made a part hereof, and as otherwise set forth in this Agreement.

SECTION 5.2 Payment and Dating of the Bond.

Principal of the Bond shall be payable to the Bank upon presentation and surrender of the Bond at the principal office of the Borrower on the Maturity Date shown thereon unless previously redeemed by the Authority pursuant to Section 6.1 hereof. Interest on the Bond shall be payable on each Interest Payment Date in the manner provided in Section 8.1(c) hereof. The Bond shall bear interest on overdue principal and, to the extent permitted by law, on overdue interest, at the Base Rate plus 2%. Payment as aforesaid shall be made in such coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

The Bond shall be dated the date of delivery thereof.

SECTION 5.3 Execution

(a) The Bond shall be executed on behalf of the Authority by its Chairman or Vice Chairman and the Secretary or Treasurer by their manual or facsimile signatures. In case any officer whose signature (or facsimile thereof) shall appear on the Bond shall cease to be such officer before the delivery of the Bond, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes, the same as if such officer had remained in office until delivery.

(b) The Bond shall not be valid or obligatory for any purpose unless and until the Certificate of Authentication attached thereto shall have been duly executed by the Borrower. The executed certificate of the Borrower upon the Bond shall be conclusive evidence that the Bond has been authenticated and delivered hereunder. The Borrower is hereby authorized and empowered to authenticate the Bond on the date of execution hereof and to deliver the Bond to the Bank upon receipt of the purchase price therefor in accordance with Section 7.3 hereof.

ARTICLE 6.

REDEMPTION OF BOND BEFORE MATURITY

SECTION 6.1 Redemption of the Bond.

(a) Optional Redemption; Notice. The Bond shall be subject to optional redemption by the Authority, at the written direction of the Borrower, in whole or in part (but if in part in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on the last day of any Interest Period (as defined in the form of Bond attached hereto as Exhibit A), at a price equal to 100% of the principal amount thereof to be redeemed, together with accrued interest to the date of redemption. The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to this paragraph and the principal amount of the Bond to be redeemed to the Bank at least one (1) Business Day prior to such redemption date to the Bank. On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Bond, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue on such redeemed principal from and after the redemption date. Any amounts applied to an optional redemption shall reduce the mandatory scheduled redemption obligations of the Authority described below in the order selected by the Borrower and approved by the Bank (or in the absence of such approval in inverse order of payment obligations).

(b) Mandatory Redemption at Option of Bank. At any time on or after the third anniversary of the date of original issuance of the Bond, all of the Bond shall be redeemed by the Authority, in whole and not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption, upon the written demand of the Bank in the form attached as Exhibit B to this Agreement, to the Borrower, with a copy to the Authority. The Bank shall provide the Borrower with notice of the date of any mandatory redemption pursuant to this paragraph and the principal amount of the Bond to be redeemed by first-class mail, postage prepaid, sent at least ninety (90) days before such redemption date to the Borrower at the Borrower’s address for notice appearing in this Agreement as of the close of business on the Business Day prior to such mailing. The Bond shall be redeemed, and the redemption price of the Bond shall be paid to the owner of the Bond, on the date specified by the Bank. Notwithstanding the foregoing, if the Bank shall demand the redemption of the Bond in whole pursuant to this paragraph, in lieu of such redemption, the Borrower shall have the right to (A) purchase the Bond from the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption, at a purchase price equal to 100% of the principal amount of the Bond, plus accrued interest to the date of purchase; or (B) after delivery of a Favorable Opinion of Bond Counsel, deliver a letter of credit to the benefit of the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption which shall satisfy the following requirements:

(i) the letter of credit shall be in an amount equal to the aggregate principal amount of the Bond plus thirty-five (35) days of interest on the Bond;

(ii) the letter of credit shall provide for payment in immediately available funds, upon receipt of request for such payment with respect to any Interest Payment Date, or Mandatory Redemption Date pursuant to this Agreement;

(iii) the letter of credit shall (a) provide for an expiration date no earlier than the earlier of (1) the date on which the Bond is to mature and is to be paid in full or (2) the date on which the Bond becomes secured by an substitute letter of credit which meets the conditions of this Section 6.1(c), or (b) permit a draw on the letter of credit by the Bank thirty (30) days prior to the expiration date of the letter of credit in the event the Borrower has not provided to the Bank a written commitment, to the reasonable satisfaction of the Bank, that (x) the letter of credit will be renewed on the expiration date, or (y) a substitute letter of credit, meeting the conditions of this Section 6.1(c), will be provided to the Bank by the Borrower;

(iv) the letter of credit shall be issued by a financial institution reasonably acceptable to the Bank and which has at least Aa2/P-1 rating from Moody’s; and

(v) such other terms and conditions as the Bank or the Authority may reasonably require.

In the event the Borrower delivers a letter of credit pursuant to this Section 6.1(b), the interest rate on the Bond shall be reduced by 80 basis points.

(c) Mandatory Redemption Upon Determination of Taxability. On the date of the occurrence of a Determination of Taxability, the Bond shall be called for redemption on the date selected by the Borrower, but not more than ninety (90) days following the date of the occurrence of the Determination of Taxability, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

If there shall have occurred a Determination of Taxability, and the Borrower shall fail to give notice thereof within thirty (30) days or shall fail to select a date within ninety (90) days of the date of the occurrence of the Determination of Taxability for the redemption of the Bond as provided in this Section 6.1(c), the Authority shall call the Bond for redemption on the date ninety (90) days following the date of the occurrence of the Determination of Taxability.

The Authority or the Borrower, on behalf of the Authority, shall provide the Bank with notice of the date of a redemption pursuant to this Section 6.1(c) and the principal amount of the Bond to be redeemed by first-class mail, postage prepaid, sent at least fifteen (15) days before such redemption date to the Bank at the address of the Bank appearing in this Agreement as of the close of business on the Business Day prior to such mailing. On each such redemption date, payment or provision for payment of the redemption price having been made, the Bond or the portion thereof so called for redemption shall become due and payable on the redemption date, and interest shall cease to accrue thereon from and after the redemption date.

(d) Payment Upon Redemption or Prepayment. Payment in respect of the redemption or prepayment of the Bond shall be made by the Borrower by wire transfer of immediately available funds to the bank account specified by the Bank. Except in the event of the redemption of the Bond in its entirety, any such redemption shall be made without surrender of the Bond by the Bank for payment, provided that the Borrower’s records of such payment shall be conclusive and binding on the Bank, absent manifest error.

(e) Breakage Costs. In addition to any amounts due in connection with the redemption of the Bond as set forth above, in the event of any redemption or prepayment of the Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, including any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement or the liquidation or reemployment of deposits or other funds acquired by the Bank to make or maintain its investment in the principal amount of the Bond at a fixed interest rate, it being understood that any variance between taxable rates and tax exempt rates at the time, shall not be taken into account in calculating the Bank’s actual loss. The Bank shall provide the calculation of any such loss at the Borrower’s request, which calculation shall be final in the absence of manifest error.

ARTICLE 7.

ISSUE OF BOND

SECTION 7.1 Sale and Purchase of the Bond; Loan of Proceeds; Application of Proceeds.

In order to provide funds for the payment of the costs of the Project, the Authority agrees to issue the Bond, concurrently with the execution and delivery hereof, and to sell the Bond to the Bank. The Bank shall purchase the Bond at a purchase price of 100% of the principal amount thereof in accordance with the terms and conditions hereof. The proceeds of the Bond are hereby loaned to the Borrower to be applied to pay Project Costs in accordance with Section 7.3 below.

SECTION 7.2 Delivery of the Bond.

The Authority will issue and deliver the Bond to the Bank upon payment of the purchase price therefor and the execution and delivery to the Bank of the following:

(a) Copies of the proceedings of the Authority relating to the issuance of the Bond, duly certified by an Authorized Officer of the Authority;

(b) A copy of the resolutions of the Board of the Borrower certified by the Secretary or Assistant Secretary thereof authorizing and approving the execution and delivery of this Agreement and all other documents delivered pursuant to this Agreement; and such other corporate documents and records as the Bank may reasonably request;

(c) A written certificate by an authorized officer of the Borrower as to the names and signatures of the officers of the Borrower authorized to sign this Agreement and the other documents or certificates of the Borrower to be executed and delivered pursuant hereto. The Bank may conclusively rely on, and be protected in acting upon, such certificate until it shall receive a further certificate by the Secretary or an Assistant Secretary of the Borrower amending the prior certificate;

(d) Original executed counterparts of this Agreement, the Tax Representation Letter and other appropriate documents;

(e) Opinions in form and substance satisfactory to the Authority and the Bank dated as of the date of the closing of (i) Counsel for the Authority, (ii) Bond Counsel and (iii) Counsel for the Borrower;

(f) Evidence satisfactory to the Bank of the maintenance by the Borrower of insurance as required by Section 11.12 hereof;

(g) Evidence satisfactory to the Bank of the filing of all UCC-1 financing statements required to perfect the assignment by the Authority to the Bank of its rights hereunder in accordance with Section 11.13 hereof; and

(h) Other customary closing certificates and documents as may reasonably be required by the Bank, the Authority or by Bond Counsel.

SECTION 7.3 Disposition of Proceeds of the Bond.

Upon the issuance and sale of the Bond in accordance with Article 7 hereof, the Bank shall deposit the proceeds of the Bond in accordance with Section 9.1 of this Agreement; provided, however, that certain costs of the Project previously paid by the Borrower or due and payable on the date hereof, including costs of issuing the Bond in an amount not greater than 2% of the principal amount thereof advanced, shall be paid to or upon the order of the Borrower as provided in a closing statement signed by the Borrower and delivered in connection with the sale and delivery of the Bond.

ARTICLE 8.

LOAN PAYMENTS AND ADDITIONAL SUMS

SECTION 8.1 Loan Payments.

(a) The Borrower shall pay to the Bank, on behalf of the Authority, the following sums as Loan payments hereunder at the following times, in immediately available funds:

(i) on each Interest Payment Date during the term of this Agreement, an amount which is sufficient to pay the interest then due on the Bond. The amount of interest due shall be determined by the Bank and communicated in such manner as the Bank and the Borrower shall mutually agree.

(ii) on the Maturity Date of the Bond, the principal amount thereof then maturing;

(iii) on the redemption dates established for the Bond to be redeemed pursuant to Section 6.1 hereof (if any), an amount equal to the redemption price due on such date.

(b) In any event, the sum of the Loan payments payable under this Section 8.1 shall be sufficient to pay the total amount due with respect to such principal and redemption price of and interest (including but not limited to interest and late charges payable pursuant to the Bond on any overdue amount) on the Bond, including any breakage fees due to the Bank, as and when due, and the Borrower shall forthwith pay any deficiency to the Bank. If at any time the Bond has been fully paid and discharged within the meaning of the terms hereof, the Borrower shall not be obligated to make any further payments under this Section.

(c) Payment by the Borrower of the Loan payments set forth above shall be made by bank wire transfer in immediately available funds to such account of the Bank as the Bank shall designate or by debit of a deposit account maintained by the Borrower with the Bank, in either case as the Bank and the Borrower shall agree.

SECTION 8.2 Payment of Fees, Charges and Expenses.

(a) The Borrower shall pay to, or upon the order of, the Authority, upon request of the Authority, such amounts required to pay the Authority’s customary administrative fees and to pay or reimburse its reasonable administrative expenses (including counsel fees) incurred from time to time in connection with the making by the Authority of the Loan to the Borrower of the proceeds of the Bond and all other services or actions of the Authority in connection with this Agreement.

(b) The Borrower (1) will reimburse the Bank on demand for the reasonable costs and expenses of the Bank in connection with the preparation, execution, issuance and delivery of this Agreement, the Bond and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto) and (2) will reimburse the Bank on demand for the reasonable costs and expenses, if any, of the Bank in connection with the enforcement or amendment of this Agreement and the Bond (including the reasonable fees and out-of-pocket expenses of Counsel with respect thereto).

SECTION 8.3 Maintenance of Loan Account.

The Bank shall open and maintain on its books a loan account (the “Loan Account”) with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement and the Bond. Unless the Borrower objects in writing to the information contained in a statement delivered to the Borrower by the Bank regarding the Loan Account within thirty (30) days of receipt of such statement, the information contained in such statement and in the Loan Account will, absent manifest error, be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower under this Agreement and from the Authority to the Bank under the Bond. The Authority shall have the right to receive copies of all statements of the Bank with respect to the Loan Account upon its written request to the Bank.

SECTION 8.4 Repayment.

After payment in full of all sums due hereunder, the Bond shall be marked “paid in full” but retained by the Bank until the regular limitations period within which the Internal Revenue Service may claim the interest payable pursuant to the Bond to be not exempt from federal income taxes has elapsed without such claim being made. Notwithstanding such marking of the Bond or its return by the Bank, the Borrower shall remain liable for payment of sums, if any, required to be paid under this Agreement.

SECTION 8.5 No Abatement or Setoff.

The Borrower shall pay all loan payments and all additional sums required hereunder without suspension or abatement of any nature, notwithstanding that all or any part of the Borrower’s facilities shall have been wholly or partially destroyed, damaged or injured and shall not have been repaired, replaced or rebuilt. So long as any portion of the Bond remains Outstanding, the obligation of the Borrower to pay all sums due from the Borrower hereunder shall be absolute and unconditional for which the Borrower pledges its full faith and credit and shall not be suspended, abated, reduced, abrogated, waived, diminished or otherwise modified in any manner or to any extent whatsoever, regardless of any rights of setoff, recoupment or counterclaim that the Borrower might otherwise have against the Authority, the Bank or any other party or parties and regardless of any contingency, act of god, event or cause whatsoever and notwithstanding any circumstances or occurrence that may arise or take place after the date hereof, including but without limiting the generality of the foregoing:

(a) any damage to or destruction of any part or all of the Borrower’s facilities, including the Project Facilities;

(b) the taking or damaging of any part or all of the Borrower’s facilities, by any public authority or agency in the exercise of the power of or in the nature of eminent domain or by way of a conveyance in lieu of such exercise or otherwise;

(c) any assignment, novation, merger, consolidation, or transfer of assets, whether with or without the approval of the Authority;

(d) any failure of the Authority to perform or observe any agreement or covenant, whether express or implied, or any duty, liability or obligation arising out of or in connection with this Agreement and the Bond;

(e) any act or circumstances that may constitute an eviction or constructive eviction;

(f) failure of consideration, failure of title or commercial frustration;

(g) any change in the tax laws or other laws of the United States or of any state or other Governmental Authority; or

(h) any determination that the Bond or the interest payable thereon is subject to Federal taxation.

ARTICLE 9.

PROJECT FUND

SECTION 9.1 Project Fund; Deposit of Series A Bond Proceeds.

The net proceeds of the sale of the Bond excluding any amounts authorized to be applied directly to the costs of issuance pursuant to Section 7.3 hereof to the extent legally permitted, shall be promptly deposited in a Project Fund established with the Bank, as the disbursing agent therefor (in such capacity, the “Disbursing Agent”) for the account of the Authority, constituting the Loan of the proceeds thereof by the Authority to the Borrower. The moneys in the Project Fund shall be invested until disbursed in investment securities as directed by the Borrower and approved by the Bank and shall be applied solely to the payment or reimbursement of Project Costs; provided, however, that from and after the occurrence of an Event of Default hereunder and so long as the same shall be continuing, moneys held by the Disbursing Agent hereunder shall be held by it for the benefit and security of the owner of the Bond and shall be applied only in accordance with the provisions of this Article. The Borrower hereby covenants to the Authority and to the Bank that, notwithstanding any other provision of this Agreement or any other instrument, the Borrower will neither make nor instruct the Bank to make any investment or other use of the Project Fund or other proceeds of the Bond which would cause the Bond to be an arbitrage bond under Section 148 of the Code and the regulations thereunder, and that it will comply with the requirements of such section and regulations throughout the term of the Bond. The Disbursing Agent is entitled to rely on such written directions and shall not be liable for any direct or consequential damages which may result from the Disbursing Agent’s compliance with such directions, absent gross negligence or willful misconduct.

SECTION 9.2 Disbursements from Project Fund.

So long as no Event of Default shall have occurred and be continuing hereunder, disbursements from the Project Fund shall be made by the Disbursing Agent to reimburse the Borrower for Project Costs (or indebtedness incurred to pay Project Costs), as directed by requisitions in the form of Exhibit “C” hereto signed by the Borrower, setting forth the amount of the payment or reimbursement due, the nature of the goods or other property or services received in reasonable detail, the name and address of the person to whom payment or reimbursement is due and containing a certification that:

(a) it is for Project Costs which have not been the basis of a prior or contemporaneous requisition or of a prior payment of an external loan or of a prior reimbursement of internal advances; that it is for work actually performed or material, equipment or other property actually supplied for the Project in accordance with the applicable plans and specifications; that it contains no amount entitled to be retained; and

(b) that the work and material, equipment or other property covered by the requisition have been performed or delivered to the Borrower and are in accordance in all material respects with all applicable building, zoning, land use, environmental protection, sanitary, and safety laws, rules and regulations, all applicable grant, reimbursement and insurance requirements and the provisions of this Agreement; and that all permits, licenses and approvals required for the items covered by the requisition have been obtained.

SECTION 9.3 Use of Project Fund.

The Borrower shall use amounts requisitioned or received from the Project Fund only for the payment or reimbursement of Project Costs and shall not use any such amount in any manner which would adversely impair the exclusion from gross income for Federal income tax purposes of the interest on the Bond. The Borrower shall apply the proceeds of the Bond as set forth in this Agreement and as further set forth in the Tax Representation Letter.

SECTION 9.4 Certificate of Completion.

Completion of the Project shall be evidenced by the filing with the Bank and the Authority of a certificate signed by the Borrower stating that the Project has been substantially completed and setting forth any Project Costs remaining to be paid and specifying any such Project Costs to be paid from the Project Fund.

SECTION 9.5 Transfer of Funds from Project Fund.

All moneys in the Project Fund (including moneys earned thereon by investment) remaining after delivery of the certificate of completion and payment or provision for payment in full of the costs referred to above in Section 9.4 above shall promptly at the written direction of the Borrower be used at the earliest practicable time for the redemption of the Bond pursuant to Section 6.1(a) hereof; provided, however, that amounts approved by the Borrower shall be retained in the Project Fund for payment of Project Costs referred to in Section 9.4 above not then due and payable. Any such retained funds remaining after full payment of all such Project Costs shall be likewise applied as aforesaid.

SECTION 9.6 Application of Project Fund Upon Event of Default.

Upon the occurrence of any Event of Default, amounts in the Project Fund shall be applied by the Disbursing Agent, upon the written demand of the Bank, to the payment (i) first to the payment of any costs of the Bank in enforcing its remedies under the Bond or any Borrower Financing Document, (ii) second, to the payment of any unpaid interest accrued on the Bond, and (iii) to the payment of any principal then due on the Bond.

ARTICLE 10.

COVENANTS AND AGREEMENTS OF AUTHORITY

SECTION 10.1 Payment of the Bond.

The Authority covenants that it will promptly pay, or cause to be paid, the principal and redemption price of and interest on the Bond at the places, on the dates and in the manner provided herein and in the Bond according to the true intent and meaning thereof, but only from the amounts payable by the Borrower under this Agreement. It is hereby acknowledged and agreed that the Bond is a special and limited obligation of the Authority payable as above provided, shall not be in any way a general obligation, debt, bonded indebtedness or liability of the Authority or of the State or any political subdivision thereof, except the non-recourse obligation of the Authority, and shall not create or constitute any indebtedness, liability or obligation of the Authority or of the State or any political subdivision thereof, except the non-recourse obligation of the Authority, either legal, moral or otherwise. The Bond does not now and shall never constitute a charge against the general credit of the Authority.

SECTION 10.2 Bond Not to Become Taxable.

(a) The Authority hereby covenants that, notwithstanding any other provision of this Agreement or any other instrument, it will not make any investment or other use of the proceeds of the Bond which, if such investment or use had been reasonably expected on the date of issue of the Bond, would cause the Bond to be an “arbitrage bond” under Section 148 of the Code and the regulations promulgated thereunder; that it will comply with the requirements of such Section 148 and regulations throughout the term of the Bond; and that it will not take or omit to take any action over which it has control, which action or omission, as the case may be, would impair the exclusion from gross income for federal income tax purposes of the interest on the Bond.

(b) The Authority hereby covenants to abide by the representations and agreements made by the Authority in the Tax Exemption Certificate and Agreement, the terms and provisions of which are herein incorporated by reference.

SECTION 10.3 Performance of Covenants.

The Authority covenants that it will faithfully perform at all times all covenants, undertakings, stipulations and provisions contained in this Agreement, in the Bond and in all proceedings of the Authority pertaining thereto.

SECTION 10.4 Priority of Pledge.

The pledge herein made of certain payments made by the Borrower hereunder shall at no time be impaired by the Authority and such payments shall not otherwise be pledged and no Persons shall have any rights with respect thereto except as provided herein.

SECTION 10.5 Rights Under Agreement.

The Authority and the Borrower agree that the Bank may, as owner of the Bond, in its own name or to the extent permitted by law in the name of the Authority, enforce all rights of the Authority and all obligations of the Borrower under and pursuant to this Agreement (except the Reserved Rights of the Authority, and the obligations of the Borrower related thereto, that are not assigned for the benefit of the Bank as specified in Section 10.6 hereof) for and on behalf of the Bank, whether or not the Authority is in default hereunder.

SECTION 10.6 Assignment to Bank; Security Agreement.

(a) As security for the performance of the Authority’s obligations hereunder and with respect to the Bond, the Authority hereby pledges, assigns and conveys to the Bank, and grants to the Bank a security interest in, all right, title and interest of the Authority in and to this Agreement, and all sums payable in respect of the indebtedness of the Borrower evidenced hereby, other than the Reserved Rights of the Authority. The Authority directs that all payments by the Borrower hereunder (except for payments to the Authority pursuant to Sections 8.2 or 16.6 hereof) be paid directly to the Bank. If, notwithstanding these arrangements, the Authority shall receive any such payments, the Authority shall immediately pay over the same to the Bank.

(b) The Borrower consents to such assignment and, except as otherwise provided in subsection (a) hereof, agrees to pay all amounts payable hereunder directly to the Bank.

SECTION 10.7 Instruments of Further Assurance.

The Authority covenants that it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such agreements supplemental hereto and such further acts, instruments and documents as the Bank may reasonably require for the better assuring, transferring, conveying, pledging and assigning to the Bank the rights assigned hereby for the payment of the principal or redemption price of and interest on the Bond.

SECTION 10.8 Continued Existence, etc.

The Authority agrees that it will do or cause to be done in a timely manner all things necessary to preserve and keep in full force and effect its existence so long as the Bond remains Outstanding and to carry out the terms of this Agreement.

SECTION 10.9 General Compliance with All Duties.

The Authority shall faithfully and punctually perform all duties, with respect to the Project required by the Constitution and laws of the State, and by the terms and provisions of this Agreement.

SECTION 10.10 Enforcement of Duties and Obligations of the Borrower.

The Authority may, and at the written direction of the Bank shall (at the cost and expense of the Borrower), take any legally available action to cause the Borrower to fully perform all duties and acts and fully comply with the covenants of the Borrower imposed by this Agreement in the manner and at the times provided therein. So long as no Event of Default hereunder shall have occurred and be continuing, the Authority may exercise all its rights under this Agreement, but the Authority shall not, without the consent of the Bank, amend any of the same so as to diminish the amounts payable thereunder or otherwise so as to adversely affect the Authority’s or the Borrower’s ability to perform its covenants under this Agreement.

SECTION 10.11 Inspection of Books.

The Authority covenants and agrees that all books and documents in its possession relating to the Project and the Bond shall at all reasonable times be open to inspection by such accountants or other agents as the Bank or the Borrower may from time to time designate.

SECTION 10.12 Filing and Recording.

The Authority, as directed by the Bank and at the cost of the Borrower, shall cause all documents, statements, memoranda or other instruments to be registered, filed or recorded in such manner and at such places as may be required by law fully to protect the security of the Bank and the right, title and interest of the Bank in and to any moneys or securities held hereunder or any part thereof (including any refilings, continuation statements or such other documents as may be required under the Uniform Commercial Code).

ARTICLE 11.

COVENANTS OF THE BORROWER

SECTION 11.1 Maintenance and Operation of Project Facilities; Completion of Project.

(a) The Borrower shall cause the Project Facilities to be maintained in good condition, subject to ordinary wear and tear. This covenant shall not require the Borrower to operate any portion of the Project Facilities after it is no longer economic to do so.

(b) No funds of the Authority, other than the proceeds of the sale of the Bond, shall be available to pay any of the costs of the Project. To the extent amounts up to the principal amount of the Bond advanced by the Bank are insufficient to complete the Project, the Borrower shall use its own funds and/or the ODOD Loan to complete the Project, and in such event the Borrower will not be entitled to any reimbursement from the Authority or the Bank, nor will it be entitled to any diminution in or postponement of its payments hereunder.

(c) Completion of the Project shall be evidenced by the filing with the Bank and the Authority of a certificate signed by the Borrower stating that the Project has been substantially completed and setting forth any costs of the Project then remaining to be paid.

SECTION 11.2 Bond Not to Become Taxable.

(a) The Borrower hereby covenants to the Authority and to the Bank that, notwithstanding any other provision of this Agreement or any other instrument, it will not make any investment or other use of the proceeds of the Bond which, if such investment or use had been reasonably expected on the date of issue of the Bond, would cause the Bond to be an “arbitrage bond” under Section 148 of the Code and the regulations promulgated thereunder; that it will comply with the requirements of Sections 103 and 141 through 150 of the Code and any regulations applicable thereto throughout the term of the Bond; and that it will not take or omit to take any action over which it has control, which action or omission, as the case may be, would impair the exclusion from gross income for federal income tax purposes of the interest on the Bond. The terms and provisions of the Tax Representation Letter are hereby incorporated by reference.

SECTION 11.3 Books and Records; Financial Statements and Other Information.

The Borrower shall deliver to the Bank (which delivery may be effected by posting on Intralinks or filing with the SEC), in form and detail satisfactory to the Bank:

(a) as soon as available, but in any event (i) not later than the date provision thereof is required by the SEC (so long as the Borrower remains a reporting company under the applicable Securities Laws and (ii) if the Borrower is no longer such a reporting company, by such dates as would be required if the Borrower were a reporting borrower and not an “accelerated filer” within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “SEC Required Filing Date”), a consolidated balance sheet of the Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue a clean and unqualified audit opinion;

(b) as soon as available, but in any event not later than the SEC Required Filing Date for each fiscal quarter of each fiscal year of the Borrower, a balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case, in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than seventy-five (75) days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Bank, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Bond matures).

(d) As to any information contained in materials furnished pursuant to Section 11.4(b) herein, the Borrower shall not be separately required to furnish such information under Section 11.3 (a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 11.3(a) and (b) at the times specified therein.

The Authority shall have the right to receive the statements referred to in this Section from the Borrower upon its written request therefor at the expense of the Borrower.

SECTION 11.4 Certificates; Other Information.

(a) The Borrower shall deliver to the Bank, including by filing with the SEC, in form and detail reasonably satisfactory to the Bank:

(i) concurrently with the delivery of the financial statements referred to in Section 11.3(a), a Compliance Certificate of its independent certified public accountants certifying such financial statements and stating that, in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, but without independent investigation, such accounting firm obtained no knowledge that any Event of Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such an Event of Default has occurred, specifying the nature and extent thereof;

(ii) concurrently with the delivery of the financial statements referred to in Section 11.3(a) and (b), a duly completed Compliance Certificate signed by an Authorized Officer of the Borrower;

(iii) promptly after any request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them;

(iv) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC including without limitation (i) under Section 13 or 15(d) of the Securities Exchange Act of 1934, and (ii) with respect to any Internal Control Event required to be so disclosed, in each case, not otherwise required to be delivered to the Bank pursuant to this Agreement;

(v) promptly after the furnishing thereof, copies of any statement (other than administrative notices) or report furnished to any holder of debt securities of the Borrower or any Subsidiary, the aggregate principal amount outstanding of which is not less than $5,000,000, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to Section 11.3 or any other clause of this Section 11.4;

(vi) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (other than routine communications regarding the Borrower’s filings with the SEC or such agency) by such agency regarding financial or other operational results of the Borrower; and

(vii) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of this Agreement, as the Bank may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 11.3 (Financial Statements) or Section 11.4 (Certificates; Other Information) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial or third-party website); provided that: (i) the Borrower shall deliver paper copies of such documents to the Bank upon request until the Borrower receives a written request to cease delivering paper copies and (ii) the Borrower shall notify the Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions ( i.e. , soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 11.4(a)(ii) to the Bank. Except for the Compliance Certificates required by Section 11.4(a)(i), the Bank shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and the Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 11.5 Notices.

The Borrower shall promptly notify the Bank:

(a) of the occurrence of any Event of Default;

(b) of any matter that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, including pursuant to any applicable Environmental Laws, in each case for clauses (i) through (iii) above, individually or collectively, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies by the Borrower or any Subsidiary; or

(e) of the occurrence of any Internal Control Event.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 11.5(a) shall describe with particularity any and all provisions of this Agreement and any other Borrower’s Financing Documents that have been breached.

SECTION 11.6 Compliance with Applicable Laws.

In the acquisition, construction, equipping, maintenance, improvement and operation of the Project Facilities, the Borrower shall comply in all material respects with the requirements of all applicable building, zoning and land use, environmental protection, sanitary, safety and other laws, rules, regulations and orders of any Governmental Authority and shall not permit a nuisance thereon, provided that it shall not be a breach of this Section if the Borrower fails to comply with such laws, rules, regulations and orders during any period in which the Borrower shall in good faith be diligently contesting the validity or applicability thereof but only so long as such contest does not adversely affect the security for the Bond.

SECTION 11.7 ERISA.

Each defined benefit pension plan as to which the Borrower may have any liability shall comply in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) shall occur with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) shall occur with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower shall not withdraw from any such plan or initiate steps to do so, and (iv) no steps shall be taken by the Pension Benefit Guaranty Corporation to terminate any such plan involuntarily.

SECTION 11.8 Corporate Existence.

The Borrower covenants that it will preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the Commonwealth and shall take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

SECTION 11.9 Inspection.

The Borrower covenants that the Authority, by its duly authorized representatives, and the Bank, for purposes of determining compliance with this Agreement or any of the Borrower Financing Documents may examine the Borrower’s corporate, financial and operating records, make copies thereof or abstracts therefrom, discuss the Borrower’s affairs, finances and accounts with its designated officers, all at the expense of the Bank or the Authority at such reasonable times during normal business hours and as often as may be reasonably desired, upon at least three (3) Business Days’ advance notice to the Borrower provided, however, that when an Event of Default exists, the Bank (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

SECTION 11.10 Additional Information.

The Borrower, whenever requested by the Authority, will provide and certify or cause to be provided and certified such information as the Authority may reasonably require concerning the Borrower, the finances of the Borrower and other topics as the Authority considers necessary to enable it to make any reports or supply any information required by this Agreement, law, governmental regulation or otherwise.

SECTION 11.11 Payment of Taxes and Impositions.

The Borrower shall pay or cause to be paid to the public officers charged with the collection thereof, promptly as the same become due, all taxes (or contributions or payments in lieu thereof), including but not limited to income, profits or property taxes, which may now or hereafter be imposed by the United States of America, any state or municipality or any political subdivision or subdivisions thereof, and all assessments for public improvements or other assessments, levies, license fees, charges for publicly supplied water or sewer services, excises, franchises, imposts and charges, general and special, ordinary and extraordinary (including interest, penalties and all costs resulting from delayed payment of any of the foregoing) of whatever name, nature and kind and whether or not now within the contemplation of the parties, hereto, which are now or may hereafter be levied, assessed, charged or imposed or which are or may become a lien upon the revenues of the Borrower, the Borrower’s facilities, the use or occupation thereof or upon the Borrower or the Authority, or upon any franchises, businesses, transactions, income, earnings and receipts (gross, net or otherwise) of the Authority in connection with this Agreement for payment or collection of which the Authority otherwise would be liable or accountable under any lawful authority whatsoever; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, lien or other matter hereunder so long as the validity thereof is being contested by the Borrower in good faith and by appropriate legal proceedings diligently pursued and neither the Borrower’s facilities nor any rent or income therefrom would be in any immediate danger of being sold, forfeited, attached or lost. The Borrower will, upon request, provide the Authority and the Bank with copies of any tax returns and receipts for payments of taxes.

SECTION 11.12 Insurance.

The Borrower shall maintain, with a financially sound and reputable insurer, insurance or provide a funded plan of self-insurance with respect to its property and business, at the Borrower’s expense, public liability and third party property damage insurance with such insurers, in such amounts and with such deductibles as is satisfactory to the Bank and maintain, at the Borrower’s expense, insurance on the Collateral with such insurers, against such risks, in such amounts and with such deductibles as is satisfactory to the Bank (including without limitation, insurance against fire, explosion, boiler damage, theft, burglary, spoilage, pilferage, loss in transit and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses), which insurance shall be evidenced by policies:

(a) in form and substance satisfactory to the Bank,

(b) for such insured values as the Bank may require in order to replace the property in the event of actual or constructive total loss,

(c) designating the Bank and its assignees as additional co-insured or loss payees as its interests may appear from time to time,

(d) containing a “breach of warranty” or “Lender Loss Payee” clause whereby the insurer agrees that a breach of the insuring conditions or any negligence of the Borrower or any other person shall not invalidate the insurance as to the Bank and its assignee, and

(e) requiring at least thirty (30) days’ prior written notice to the Bank and its assignee before cancellation or any material change shall be effective;

The Borrower shall, (i) upon written demand, deliver to the Bank the original or a certified copy of each policy evidencing insurance required by this Section 11.12, together with evidence of payment of all premiums therefor; (ii) in the event of loss or damage, forthwith notify the Bank and file proofs of loss satisfactory to the Bank with the appropriate insurer; and forthwith upon receipt, endorse and deliver insurance proceeds to the Bank.

SECTION 11.13 Further Assurances; Financing Statements.

The Borrower shall perform or cause to be performed any such acts, and execute and cause to be executed any and all further instruments as may be required by law or as shall reasonably be requested by the Authority or the Bank to carry out or effect the terms of this Agreement. The Borrower, if required by the Bank, will join with the Authority and the Bank in executing such financing statements and other documents under the Uniform Commercial Code as in effect in the State or other applicable law as the Authority or Bank may specify and will pay the costs of filing the same in such public offices as the Authority or Bank shall designate, in order to preserve the security interests granted under this Agreement or any other Borrower Financing Document.

SECTION 11.14 Use of Project.

The Borrower shall use or cause the Project Facilities to be used as an authorized project for a purpose and use as provided for under the Act until payment of the Bond.

SECTION 11.15 Federal Reserve Regulations.

No proceeds of the Bond shall be used by the Borrower, directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower will not, directly or indirectly, otherwise take or permit to be taken any action which would result in the issuance of the Bond or the carrying out of any of the other transactions contemplated by this Agreement, being violative of such Regulation U or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of the Board of Governors of the Federal Reserve System.

SECTION 11.16 Deficiencies in Revenues.

If for any reason amounts paid by the Borrower hereunder would not be sufficient to make payments of principal of and interest on the Bond when and as the same shall become due and payable at maturity or otherwise, the Borrower will pay promptly the amounts required from time to time to make up any such deficiency.

SECTION 11.17 Maintenance of Project Facility

The Borrower shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and use the standard of care typical in the relevant industries and countries in the operation and maintenance of its facilities.

SECTION 11.18 Books and Records.

The Borrower shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

ARTICLE 12.

NEGATIVE COVENANTS

SECTION 12.1 Liens.

The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to the Borrower Financing Documents;

(b) Liens existing on the date hereof and listed on Schedule 12.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves under GAAP with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Event of Default;

(i) usual and customary rights of set off on deposit accounts in favor of depositary institutions;

(j) Liens securing Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section 12.1 securing obligations in an aggregate principal amount at any time outstanding (including unmatured obligations) not to exceed $5,000,000.

SECTION 12.2 Fundamental Change.

The Borrower shall not permit to occur or enter into any Fundamental Change without the prior written consent of the Bank, which consent shall not unreasonably be withheld.

SECTION 12.3 Financial Covenants.

The Borrower shall not:

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.50 to 1.00; or

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four (4) fiscal quarters of the Company to be greater than 3.50 to 1.00.

SECTION 12.4 Capital Expenditures.

The Borrower shall not make or become legally obligated to make any Capital Expenditure (excluding normal replacements and maintenance which are properly charged to current operations), except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower during each fiscal year, $20,000,000. To the extent any portion of the amount of permitted Capital Expenditures is not used in any fiscal year, such amount may be carried over to the next fiscal year, but in no event shall the aggregate amount of Capital Expenditures in any fiscal year, including such amount carried over, exceed $40,000,000. In addition to the foregoing, the Borrower may make Capital Expenditures with the proceeds from the asset sales not prohibited hereunder and insurance and condemnation events, for the purpose of replacing the related assets sold, lost or condemned.

SECTION 12.5 Change in Nature of Business.

The Borrower shall not engage in any material Unrelated Line of Business without the written consent of the Bank, which consent shall not unreasonably be withheld.

ARTICLE 13.

LIMITED OBLIGATION

SECTION 13.1 Source of Payment of the Bond.

The Bond and the interest thereon do not constitute a general obligation, debt, bonded indebtedness or a pledge of the faith and credit, of the Authority or of the State or any political subdivision of the State, and the holders or owners of the Bond has no right to have taxes levied by the general assembly or taxing authority of any political subdivision of the State for the payment of the principal of or interest on the Bond, but the Bond is payable solely from the revenues and funds pledged for its payment as authorized under the Act. The Bond shall contain on its face thereof a statement to the effect that the Bond, as to both principal and interest, is not a general obligation, debt, bonded indebtedness or a pledge of the faith and credit of the Authority or of the State or any political subdivision of the State, but is payable solely from revenues and funds pledged for its payment.

ARTICLE 14.

EVENTS OF DEFAULT AND REMEDIES

SECTION 14.1 Events of Default.

Each of the following shall be an “Event of Default” under this Agreement:

(a) Failure to pay any interest on the Bond prior to the tenth (10th) Business Day following any Interest Payment Date; or failure to pay any principal or redemption price of the Bond when due, whether by redemption or at the stated maturity thereof, by acceleration or otherwise; or

(b) Failure to perform or observe any other of the covenants, agreements or conditions on the part of the Authority or the Borrower contained in this Agreement or any of the Borrower Financing Documents including, without limitation, the failure of the Borrower to observe its covenants contained in Section 16.6 hereunder; provided, however, that if such failure shall be curable, no such failure shall constitute an Event of Default hereunder unless and until the Borrower shall have become aware of such failure (or should have become so aware with the exercise of reasonable diligence) and shall not have cured such failure within thirty (30) days; or

(c) The Borrower or the Authority shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking position by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(d) An involuntary case or other proceeding shall be commenced against the Borrower or the Authority seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or the Authority under the Federal bankruptcy laws as now or hereafter in effect; or

(e) If the Borrower shall fail to pay any obligation for the payment of borrowed money or the installment purchase price of property or on account of a lease of property, in the amount of $5,000,000 or more (a “Credit Obligation”) owing by it, or any interest or premium thereon, when due, whether such Credit Obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or the Borrower shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Credit Obligation when required to be performed, if the effect of such failure is to accelerate, or to permit the holder or holders of such Credit Obligation to accelerate, the maturity of such Credit Obligation, whether or not such failure to perform shall be waived by the holder or holders of such Credit Obligation, unless such waiver has the effect of terminating the right of such holder or holders to accelerate the maturity of such Credit Obligation as a result of such failure; or

(f) Any attachment, lien or additional security interest placed upon any of the Collateral, without the written consent of the Bank, which is not dismissed or bonded against within thirty (30) days; or

(g) Acquisition at any time or from time to time of title to the whole or any part of the Collateral by any person, partnership or corporation other than Borrower or a Subsidiary, except for dispositions of Collateral in the ordinary course of Borrower’s Business;

(h) If any default shall occur with respect to any other indebtedness of the Borrower to the Bank; or

(i) If any representation or warranty by or on behalf of the Borrower made herein or in any Borrower Financing Document, report, certificate, financial statement or other instrument shall prove to be false or misleading in any material respect when made; or

(j) If the Bank in good faith and reasonable credit judgment believes the prospect of timely payment of any obligation of the Borrower under or in connection with this Agreement, the Borrower Financing Document or each other document or instrument described herein or therein and entered into in connection with the issuance of the Bond to be materially impaired by reason of a change which has a Material Adverse Effect on the operations, financial condition, earnings, prospects or assets of the Borrower.

SECTION 14.2 Acceleration.

If any Event of Default under clause (c) or (d) of Section 14.1 occurs, then the principal of the Bond then Outstanding, together with interest accrued thereon, shall become due and payable immediately without notice or demand. Upon the occurrence of any Event of Default under Section 14.1 other than an Event of Default under clause (c) or (d), the Bank may, by notice in writing delivered to the Authority and the Borrower, declare the principal of the Bond and the interest accrued thereon to the date of such acceleration immediately due and payable, and the same shall thereupon become and be immediately due and payable. Upon any acceleration of the Bond under this Section 14.2, the all amounts payable under Sections 6.1(e) and 8.1 hereof shall be immediately due and payable.

SECTION 14.3 Legal Proceedings by Bank.

Upon the occurrence of any Event of Default under Section 14.1 hereof, the Bank may:

(a) by mandamus, or other suit, action or proceeding at law or in equity, enforce all of its rights as owner of the Bond, and require the Borrower to carry out any other agreements with or for the benefit of the owner of the Bond;

(b) bring suit upon the Bond; or

(c) by action or suit in law or equity enjoin any acts or things which may be unlawful or in violation of the rights of the owner of the Bond.

No remedy conferred upon or reserved to the Bank is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Bank hereunder or now or hereafter existing at law, in equity or by statute. Nothing herein contained shall affect or impair the right of action, which is absolute and unconditional, of the owner of the Bond to institute suits to enforce payment thereof.

No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein; and every such right and power may be exercised from time to time and as often as may be deemed expedient.

No waiver of any Event of Default hereunder shall extend to or shall affect any subsequent Event of Default or shall impair any rights or remedies consequent thereon.

SECTION 14.4 Application of Moneys.

All moneys received by the Bank upon the exercise of any remedies provided in Section 14.3 hereof shall be applied first to any fees and expenses due under this Agreement, then to the payment of the principal, redemption price and interest then due and unpaid upon the Bond (together with interest on overdue installments of principal and, to the extent permitted by law, on any overdue interest, at the rate per annum specified in the Bond for such overdue installments).

SECTION 14.5 Termination of Proceedings.

In case the Bank shall have proceeded to enforce any right under this Agreement, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely, then and in every such case, the Authority, the Bank and the Borrower shall be restored to their former positions and rights hereunder, and all rights, remedies and powers of the Bank shall continue as if no such proceedings had been taken.

SECTION 14.6 Waivers of Events of Default; Rescission of Declaration of Maturity.

The Bank may waive any Event of Default under the Agreement and its consequences, or rescind any declaration of maturity of principal of the Bond. In case of any such waiver or rescission, then and in every such case, the Authority, the Borrower and the Bank, respectively, shall be restored to their former positions and rights under the Agreement, but no such waiver or rescission shall extend to any subsequent or other default, or impair any right consequent thereon. All waivers under this Agreement shall be in writing and a copy of each waiver affecting the Bond shall be delivered to the Authority and the Borrower.

SECTION 14.7 Notice of Defaults; Opportunity of the Borrower to Cure Defaults.

Anything herein to the contrary notwithstanding, no default specified in Sections 14.1(b) or 14.1(g) shall constitute an Event of Default until notice of such default shall have been received by the Borrower and, if such default shall be curable, the Borrower shall have had thirty (30) days after receipt of such notice to correct said default or cause said default to be corrected, and shall not have corrected said default or caused said default to be corrected within the applicable period.

ARTICLE 15.

AMENDMENTS TO AGREEMENT

SECTION 15.1 Amendments to Agreement.

This Agreement may be amended only by the written agreement of the Authority, the Borrower and the Bank, except that any of the covenants and agreements of the Borrower set forth in Sections 12.3 (except with respect to reports or notices required to be delivered to the Authority), 12.14 and 12.15 hereof may be amended by the Borrower and the Bank, without the consent of the Authority; provided, however, that prompt written notice of any such amendment shall be provided to the Authority, and provided, further, that no such amendment shall adversely affect the interest of the Authority.

ARTICLE 16.

MISCELLANEOUS

SECTION 16.1 Limitation of Rights.

With the exception of rights herein expressly conferred, nothing expressed or mentioned in or to be implied from this Agreement, or the Bond, is intended or shall be construed to give to any Person, other than the Authority, the Borrower and the owner of the Bond, any legal or equitable right, remedy or claim under or in respect to this Agreement or any covenants, conditions and provisions herein contained; this Agreement and all of the covenants, conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Authority, the Borrower and the owner of the Bond as herein provided.

SECTION 16.2 Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases, because it conflicts with any other provision or provisions hereof or any Constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.

The invalidity of any one or more phrases, sentences, clauses or Sections in this Agreement contained, shall not affect the remaining portions of this Agreement, or any part thereof.

SECTION 16.3 Notices.

All notices and directions to any party to this Agreement shall be in writing or sent electronically, and, except as otherwise provided, shall be deemed to be sufficiently given if sent by certified mail, by facsimile, by e-mail if an e-mail address is provided (with receipt confirmed), by overnight national courier service with charges prepaid, or by delivery during business hours to the parties, at the following addresses:

Borrower:

Quaker Chemical Corporation

901 Hector Street

Conshohocken, PA 19428

Attention: Mark A. Fatherstone, Chief Financial Officer

Fax: 610-832-4494

Authority:

Butler County Port Authority

315 High Street, 6th Floor

Hamilton, Ohio 45011

Attention: Secretary

FAX: 513-785-5756

Bank:

Brown Brothers Harriman & Co.

1531 Walnut Street

Philadelphia, Pennsylvania 19102

Attention: John Wert

FAX: (215) 864-3989

or to such other address as the addressee shall have indicated by prior notice to the one giving the notice or direction in question. Any notice required to be sent to the owner of the Bond shall be sent to the Bank at the address as shown on the registration books maintained by the Borrower with respect to the Bond.

SECTION 16.4 Acts of Owner of the Bond.

Any action to be taken by the Bank, as the owner of the Bond, may be evidenced by a written instrument signed or executed by the Bank in Person or by an agent appointed in writing. The fact and date of the execution by any Person of any such instrument may be proved by acknowledgment before a notary public or other officer empowered to take acknowledgments or by an affidavit of a witness to such execution. Any action by the owner of the Bond shall bind any future owner of the Bond.

SECTION 16.5 Exculpation of Authority.

(a) In the exercise of the power of the Authority and its members, officers, employees and agents hereunder, including (without limiting the foregoing) the application of moneys and any action taken by it in the Event of Default by the Borrower, neither the Authority nor its members, officers, employees, or agents shall be accountable to the Borrower or the Bank for any action taken or omitted by the Authority or its members, officers, employees and agents in good faith. The Authority and its members, officers, employees, or agents shall be protected in its or their acting upon any paper or document believed by it or them to be genuine, and it or they may conclusively rely upon the advice of Counsel (who may also be Counsel for the Borrower or the Bank) and may (but need not) require further evidence of any fact or matter before taking any action.

(b) No recourse under or upon any obligation, covenant, acceptance or agreement contained in this Agreement, or in the Bond, or under any judgment obtained against the Authority or by the enforcement of any assessment or by any legal or equitable proceedings by virtue of any constitution or statute or otherwise, or under any circumstances, shall be had against any member or officer, as such, past, present, or future, of the Authority, whether directly or through the Authority, or otherwise, for the payment for or to the Authority or any receiver thereof, or for or to any owner of the Bond, or otherwise, of any sum that may be due and unpaid by the Authority upon the Bond. Any and all personal liability of every nature, whether at common law or in equity, or by statute or by constitution or otherwise, of any such member or officer, as such, to respond by reason of any act or omission on his or her part, or otherwise, for, directly or indirectly, the payment for or to the Authority or any receiver thereof, or for or to the owner of the Bond, or otherwise, of any sum that may remain due and unpaid upon the Bond, shall be deemed to be and is hereby expressly waived and released as a condition of and consideration for the execution and delivery of this Agreement and the issuance of the Bond. This provision shall survive the termination of this Agreement.

SECTION 16.6 Indemnification Concerning the Project; Accuracy of Application and Information in Connection Therewith.

(a) The Borrower covenants and agrees, at its expense, to pay and to indemnify and save the Indemnified Parties harmless of, from and against, any and all claims, damages, demands, expenses, liabilities, and losses of every kind, character and nature asserted by or on behalf of any Person arising out of, resulting from or in any way connected with the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of, the Project, or any part thereof, except for any claim, damage, demand, expense, liability or loss arising out of the Indemnified Parties’ own gross negligence or willful misconduct.

(b) The Borrower agrees to indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Application and pertaining to the Borrower or the Project or in information submitted to the Authority or the Bank by the Borrower with respect to the issuance and purchase of the Bond or otherwise (collectively, the “Borrower Information”) or caused by any omission or alleged omission of any material fact necessary to be stated in the Borrower Information in order to make such statements in the Application and pertaining to the Borrower Information not misleading or incomplete. The Borrower shall not, however, indemnify the Authority or the Bank against claims based upon the bad faith, fraud or deceit of an Indemnified Party or due to an Indemnified Party’s gross negligence or willful misconduct.

(c) In case any action shall be brought against any of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, the party involved may request in writing that the Borrower assume the defense thereof, including the employment of counsel satisfactory to such party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel in any such action, to participate in defense thereof, and the Borrower shall assume the payment of all reasonable costs and expenses with respect thereto. The Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Borrower or if there be a final judgment for the plaintiff in any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

(d) Any provision herein or elsewhere to the contrary notwithstanding, this Section 16.6 shall survive the termination of this Agreement.

(e) The Borrower will reimburse the Authority and the Bank for the reasonable costs and expenses (including reasonable attorneys fees and expenses) of any action taken by the Authority or the Bank in connection with any Event of Default by the Borrower.

SECTION 16.7 Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 16.8 No Personal Recourse.

No recourse shall be had for any claim based on this Agreement or the Bond against any member, officer or employee, past, present or future, of the Authority or of any successor body as such, either directly or through the Authority or any such successor body, under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise. No covenant, stipulation, obligation or agreement of the Authority contained in this Agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future officer, employee or agent of the Authority in his individual capacity, and any officer, employee or agent of the Authority executing the Bond shall not be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof. This provision shall survive the termination of this Agreement.

SECTION 16.9 Termination.

Upon the payment in full of the principal of and interest and premium, if any, due on the Bond at maturity, or the earlier payment of the redemption price of the Bond then Outstanding (provided that in the case of payment of the redemption price of the Bond, the Bond shall have been redeemed and cancelled on the books of the Borrower), and the payment of, or provision for all other amounts (including expense reimbursements and indemnity payments) due hereunder to the satisfaction of the Authority, this Agreement and the parties obligations hereunder shall terminate, except for the obligations of the Borrower pursuant to Section 16.6 and Section 16.9, which shall survive the termination of this Agreement.

SECTION 16.10 Judicial Proceedings.

(a) The Borrower consents and agrees that any judicial proceedings relating in any way to this Agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania or the State of Ohio, or in the United States District Court for the Eastern District of Pennsylvania or the United States District Court for Ohio. Notwithstanding the foregoing, any judicial proceeding with respect to which the Authority is a party shall be brought in a court of competent jurisdiction in the State or in the United States District Court for the State. The Borrower hereby accepts, for itself and its properties, the non-exclusive jurisdiction of such courts, agrees to be bound by any judgments rendered by them in connection with this Agreement, and will not move to transfer any such proceeding to any different court. The Borrower waives the defense of forum non conveniens in any such action or proceeding.

(b) Service of process in any proceeding arising out of or relating to this Agreement may be made by any means permitted by the applicable rules of court as then in force, or may be made by any form of mail requiring a signed receipt.

(c) Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction or be deemed to constitute a consent to jurisdiction by any party hereto as to Persons not parties to this Agreement or as to matters not relating to this Agreement.

(d) THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING. THE BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT WAIVER OF JURY TRIAL IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT HAVE AGREED TO ACCEPT THIS AGREEMENT OR THE BOND WITHOUT SUCH AGREEMENT.

SECTION 16.11 Authorization of Agreement; Agreement to Constitute Contract.

This Agreement is entered into pursuant to the Act and the Resolution, and the provisions of this Agreement shall be deemed to be and shall constitute a contract among the Authority, the Borrower and the Bank from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

BUTLER COUNTY PORT AUTHORITY

By:	/s/ Richard W. Slagle
Name: Richard W. Slagle
Title: Chairman

QUAKER CHEMICAL CORPORATION

By:	/s/ Mark A. Featherstone
Name: Mark A. Featherstone
Title: Vice President, Chief Financial Officer and Treasurer

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ John H. Wert, Jr.
Name: John H. Wert, Jr.
Title: Senior Vice President

[Signature page to Financing Agreement]

EXHIBIT A

[FORM OF BOND]

THE SECURITY REPRESENTED BY THIS BOND HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAW. WITHOUT REGISTRATION, SUCH SECURITY MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT TO “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a) OF REGULATION D OF THE SECURITIES ACT UPON COMPLIANCE WITH THE PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THE BOND, AS TO BOTH PRINCIPAL AND INTEREST, IS NOT A GENERAL OBLIGATION, DEBT, BONDED INDEBTEDNESS OR PLEDGE OF THE FAITH AND CREDIT OF THE BUTLER COUNTY PORT AUTHORITY OR OF THE STATE OF OHIO OR ANY POLITICAL SUBDIVISION OF THE STATE OF OHIO, BUT IS PAYABLE SOLELY FROM REVENUES AND FUNDS PLEDGED FOR THE REPAYMENT OF THE BOND. THIS BOND IS A SPECIAL, LIMITED OBLIGATION OF THE AUTHORITY, PAYABLE SOLELY OUT OF THE REVENUES OR OTHER RECEIPTS, FUNDS OR MONEYS OF THE AUTHORITY PLEDGED UNDER THE AGREEMENT (HEREAFTER DESCRIBED) AND FROM ANY AMOUNTS OTHERWISE AVAILABLE UNDER THE AGREEMENT FOR THE PAYMENT OF THE BOND.

BUTLER COUNTY PORT AUTHORITY

Industrial Development Revenue Bond

(Quaker Chemical Corporation Project)

Series 2008

No. R-	$10,000,000

BUTLER COUNTY PORT AUTHORITY (the “Authority”), a port authority and body corporate and politic existing under the laws of the State of Ohio (the “State”), for value received, hereby promises to pay (but only from the special revenues and funds hereinafter described) to BROWN BROTHERS HARRIMAN & CO., or its registered assigns (the “Bank”), on May 1, 2028, upon the presentation and surrender hereof at the principal office of the Borrower herein described, the principal sum of TEN MILLION DOLLARS ($10,000,000), and to pay (but only out of the sources hereinafter mentioned) interest on said principal sum at the interest rate hereinafter described. Payment of the principal of and interest on this Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

The Agreement (defined below) and all rights of the Authority thereunder (except for certain Reserved Rights (defined below) of the Authority) have been assigned to the owner of this Bond to secure payment of such principal and interest.

This Bond is issued in the original aggregate principal amount of $10,000,000 and is designated as Butler County Port Authority Industrial Development Revenue Bond (Quaker Chemical Corporation Project), Series 2008 (the “Bond”), issued under and pursuant to the laws of the State, including particularly Sections 4582.21 to 4582.59 of the Ohio Revised Code, as amended (the “Act”), and the Financing Agreement (the “Agreement”) dated May 15, 2008, among the Authority, Quaker Chemical Corporation., a

Pennsylvania corporation (the “Borrower”), and Brown Brothers Harriman & Co. (the “Bank”) for the purpose of undertaking the Project more fully described in the Agreement. The Authority has assigned certain of its rights under the Agreement, including its right to receive loan payments from the Borrower thereunder, to the owner of this Bond to secure the Authority’s obligations with respect to this Bond. Reference is made to the Agreement for a description, inter alia, of the provisions with respect to the nature and extent of the security for this Bond, the rights, duties, obligations and immunities of the Authority, the Borrower, and the Bank related to this Bond, and the terms upon which this Bond is or may be issued or secured and transferred.

This Bond shall be issued in one denomination equal to the entire principal amount hereof. All payments of principal by the Authority whether pursuant to optional or mandatory redemption or prepayment or otherwise shall be made directly to the Bank.

INTEREST RATE PROVISIONS

Tax-Exempt Rate. The Bond shall bear interest at a rate of              per annum.

In the event the Bank shall become a beneficiary of a letter of credit pursuant to the terms of the Agreement for the payment on this Bond, the interest rate payable on this Bond in accordance with the provisions set forth herein shall be decreased by 80 basis points (0.80%).

“Interest Period” means the period commencing on the first day of the calendar month immediately following the end of the preceding Interest Period, or, in the case of the initial Interest Period, on the date of original issuance of this Bond, and continuing to, and including, the last day of the calendar month.

Taxable Rate. Notwithstanding the foregoing, if at any time hereafter, either before or after the payment of the entire principal of and interest on this Bond, there shall be a Determination of Taxability as defined in the Agreement (hereinafter a “Determination of Taxability”), then, in such event, the interest rate on this Bond, as in effect during any period from the date of the event giving rise to the Determination of Taxability through the date that this Bond is redeemed, shall be the Base Rate plus two percent (2%). The failure of the Bank to make a demand promptly following a Determination of Taxability shall not alter the rights or obligations of the Authority or the Bank. If there is more than one Determination of Taxability, this paragraph shall be fully applicable to each such Determination of Taxability, whether or not the Bank exercised any or all of the rights or remedies that arose under any prior Determination of Taxability, and all the Bank’s rights and remedies shall be cumulative except to the extent of any written waiver by the Bank. If the Bank receives written notice of any Determination of Taxability, it will give prompt written notice thereof to the Borrower and the Authority, and the Borrower shall have the right to require the Bank to prosecute any administrative or judicial remedies available to it unless the Bank determines, in its sole discretion, that the prosecution of such remedies is against its best interests, provided that the Borrower shall pay all expenses of prosecuting any such remedies.

Default and Overdue Interest. Upon the occurrence of any Event of Default under the Agreement, and so long as any such Event of Default shall be continuing, the interest rate payable on this Bond in accordance with the provisions set forth above shall be increased by adding two percent (2%) to the then applicable interest rate.

General. Interest, calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue daily in each Interest Period at the applicable rate or rates of interest described above and shall be payable quarterly in arrears on each Interest Payment Date to the registered owner hereof, as shown on the registration books of the Borrower on the Business Day preceding such Interest Payment Date. The interest due hereon shall be calculated by the Bank in accordance with Section 8.1(a)(i) of the Agreement. Interest on this Bond shall be paid in such manner as the Borrower and the Bank shall agree.

Tax Indemnification. If at any time, either: (a) in the reasonable opinion of counsel for the Bank, any payment of interest or principal or any amount in respect of or measured in whole or in part by reference to interest on or principal of this Bond, shall be subject to a preference tax (meaning a tax imposed by Sections 55-58 of the Code, or any successor sections thereto or any similar federal tax preferences or similar items), excess profits tax or other federal tax on a basis other than as existing on the date of original issuance hereof; or (b) there shall occur any material decrease in the highest marginal tax rate imposed on individuals for federal income tax purposes; or (c) the Bank shall otherwise be subject to any increased cost or diminished after-tax yield as a result of any change (whether as a result of a change in law or otherwise) in the tax consequences of ownership of this Bond (including by reason of the disallowance or diminishment of any deduction available to the Bank) (any of the foregoing being herein referred to as an “Adverse Tax Consequence”); then, in any case, upon notice to such effect from the Bank to the Borrower and the Authority, which notice shall set forth the date as of which such Adverse Tax Consequence shall have occurred, there shall be paid to the Bank, as additional interest on this Bond, such amount which, after giving effect to such change, and to all taxes, interest and penalties, and other charges required to be paid by the Bank in connection with, or as a consequence of, such Adverse Tax Consequence, is sufficient, in the reasonable determination of the Bank, to compensate the Bank for the direct cost or diminished after-tax yield with respect to its investment in the Bond following such Adverse Tax Consequence, it being the intent of the Authority, the Borrower and the Bank that the profit to the Bank with respect to the payment of interest to it on this Bond shall not be diminished by any Adverse Tax Consequence. Notwithstanding the foregoing, in no event shall the payments required under this provision result in a payment to the Bank in excess of the amount of the payments that would result from an imposition of the Taxable Rate.

REDEMPTION PROVISIONS

Optional Redemption. This Bond may be redeemed at the election of the Authority at the written direction of the Borrower, in whole or in part (but if in part, each in the principal amount of $100,000 or integral multiples of $5,000 in excess thereof), on the last day of any Interest Period (or the next succeeding Business Day if such last day is not a Business Day), at a redemption price equal to the principal amount so redeemed, together with accrued interest to the date of redemption. The Borrower shall provide the Bank with notice of the date of any optional redemption pursuant to this paragraph and the principal amount of this Bond to be redeemed by first-class mail, postage prepaid, sent at least fifteen (15) days before such redemption date to the Bank at the registered address of the Bank appearing in the Agreement on the registration books maintained pursuant to the Agreement as of the close of business on the Business Day prior to such mailing. On each such redemption date, payment of the redemption price having been made to the Bank as provided herein and in the Agreement or the portion thereof so called for redemption shall become due and payable on the redemption date and interest shall cease to accrue thereon from and after the redemption date. Any amounts applied to an optional redemption shall reduce the mandatory scheduled redemption obligations of the Authority described below in the order selected by the Borrower and approved by the Bank (or in the absence of such selection and approval, in inverse order of payment obligations).

Mandatory Redemption at Option of Bank. At any time on or after the third anniversary of the date of original issuance of the Bond, all of this Bond shall be redeemed by the Authority, in whole at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption, upon written demand of the Bank, in the form attached as Exhibit B to the Agreement, with a copy to the Authority. The Bank shall provide the Borrower with notice of the date of any mandatory redemption pursuant to this paragraph and the principal amount of the Bond to be redeemed by first-class mail, postage prepaid, sent at least ninety (90) days before such redemption date to the Borrower at the Borrower’s address for notice appearing in the Agreement as of the close of business on the Business Day prior to such mailing. This Bond, or any portion thereof, shall be redeemed, and the redemption of this Bond shall be paid to the owner of this Bond, on the date specified by the owner of this Bond. Notwithstanding the foregoing, in lieu of such redemption the Borrower shall have the right to (A) purchase the Bond from the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption, at a purchase price equal to 100% of the principal amount of the Bond, plus accrued interest to the date of purchase; or (B) deliver a letter of credit to the benefit of the Bank on any date after the date of the Bank’s written demand and prior to the next Business Day preceding the date of the proposed redemption which shall satisfy the requirements set forth under Section 6.1(b) of the Agreement.

Mandatory Redemption Upon Determination of Taxability. On the date of the occurrence of a Determination of Taxability, this Bond shall be called for redemption on the date selected by the Borrower, but not more than ninety (90) days following the date of the occurrence of the Determination of Taxability, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

On each such redemption date, payment or provision for payment of the redemption price having been made, this Bond or the portion thereof so called for redemption shall become due and payable on the redemption date, and interest shall cease to accrue thereon from and after the redemption date.

In the event of a redemption of this Bond in whole, the redemption price shall be paid to the Bank only upon surrender of this Bond at the principal office of the Borrower or such other place as the Borrower shall designate on such Interest Payment Date. In the event of a partial optional or mandatory redemption, payment shall be made by wire transfer of immediately available funds without presentation and surrender of this Bond, provided that the Borrower’s record of such payment shall be conclusive and binding upon the Bank and each succeeding owner of this Bond, absent manifest error.

In addition to any amounts due in connection with the redemption of this Bond as set forth above, in the event of any redemption or prepayment of this Bond for any reason, whether by redemption, prepayment, acceleration or otherwise, there shall be paid to the Bank an additional amount equal to the sum of all actual losses or expenses suffered or incurred by the Bank as a result of the redemption or prepayment, including any loss, breakage or other cost or expense incurred by reason of the termination of any interest rate protection agreement or the liquidation or reemployment of deposits or other funds acquired by the Bank to make or maintain its investment in the principal amount of this Bond at a fixed interest rate. The Bank shall provide the calculation of any such loss at the Borrower’s request, which calculation shall be final in the absence of manifest error.

This Bond is transferable, in accordance with the provisions of the Agreement, by the owner hereof or its duly authorized attorney at the designated office of the Borrower, upon surrender of this Bond, accompanied by a duly executed instrument of transfer, in form satisfactory to the Borrower, and upon payment by the owner hereof of any taxes, fees or other governmental charges incident to such transfer. Upon any such transfer, a new fully-registered Bond in the same aggregate principal amount will be issued to the transferee. The Person in whose name this Bond is registered may be deemed the owner thereof by the Authority and the Borrower, and any notice to the contrary shall not be binding upon the Authority or the Borrower.

This Bond is issued under and pursuant to, and in full compliance with the laws of the State, including particularly the Act, which shall govern its construction, and by appropriate action duly taken by the Authority which authorizes the execution and delivery of the Agreement and this Bond.

The Authority and the Bank agree that this Bond is being purchased by the Bank for its own account and will not be transferred except as provided in Section 4.2 of the Agreement.

The Agreement permits the amendment thereof and the modifications of the rights and obligations of the Authority and the rights of the owner of this Bond upon the terms set forth therein. Any consent or waiver by the owner of this Bond shall be conclusive and binding upon such owner and upon all future owners of this Bond and of any Bond issued upon the transfer of this Bond whether or not notation of such consent or waiver is made hereon. The Agreement also contains provisions permitting the owner of this Bond to waive certain past defaults under the Agreement and their consequences.

The Act provides that neither the members of the Authority nor any Person executing this Bond for the Authority shall be liable personally on this Bond by reason of the issuance thereof. No recourse shall be had for the payment of principal of or interest or premium, if any, on this Bond or for any claim based thereon, against any past, present or future official, officer or employee of the Authority or any successor corporation, as such, either directly or through the Authority, or any successor corporation, under any rule of law or equity, statute or constitution, or by the enforcement of any assessment or penalty or otherwise; and all such liability of any such official, officer or employee, as such, is hereby expressly waived and released as a condition of and in consideration for the issuance of this Bond.

This Bond shall not constitute the personal obligation, either jointly or severally, of any director, officer, employee or agent of the Authority.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the execution and delivery of the Agreement and issuance of this Bond do exist, have happened, and have been performed.

IN WITNESS WHEREOF, the Butler County Port Authority has caused this Bond to be executed in its name by the manual or facsimile signature of its Chairman or Vice Chairman and Secretary or Treasurer.

Dated: May 15, 2008

BUTLER COUNTY PORT AUTHORITY

By:
Chairman/Vice Chairman

By:
Secretary/Treasurer

AUTHENTICATION CERTIFICATE

This Bond is one of the Bond of the issue described in the within-mentioned Agreement, entitled to the benefits thereof.

Date of Authentication May 15, 2008:

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

NOTICE OF MANDATORY REDEMPTION

To:	QUAKER CHEMICAL CORPORATION
Quaker Chemical Corporation
910 Hector Street
Conshohocken, PA 19428
Attention:

The undersigned, being the owner of the Bond issued under and pursuant to that certain Financing Agreement dated May 15, 2008 (the “Agreement”), among the Butler County Port Authority (the “Authority”), Quaker Chemical Corporation (the “Borrower”) and Brown Brothers, Harriman & Co. (the “Bank”), hereby irrevocably elects that the principal amount of said [all] [$            *] of the principal amount of the Bond shall be redeemed by the Authority on                  [DATE TO BE SPECIFIED BY THE BANK TO BE ON OR AFTER THIRD ANNIVERSARY OF DATE OF ORIGINAL ISSUANCE OF BOND].

The undersigned shall surrender the Bond, duly endorsed for transfer or accompanied by a bond power endorsed in blank, to the Borrower at its office at the address set forth in the Agreement against payment of the redemption price.

All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

Dated:

Signature of Bank or Authorized Representative

Tax Identification Number of Bank

*	If less than all of the principal amount of the Bond is to be redeemed, the principal amount to be redeemed shall be $100,000 or any integral multiple of $5,000 in excess thereof.

EXHIBIT C

FORM OF REQUISITION

BROWN BROTHERS HARRIMAN & CO.

1531 Walnut Street

Philadelphia, Pennsylvania 19102

Attention:

RE:	Requisition No.

Gentlemen:

We hereby request that you advance funds in accordance with Section 9.2 of the Financing Agreement dated May 15, 2008 (the “Agreement”), among the Butler County Port Authority (the “Authority”), Quaker Chemical Corporation (the “Borrower”) and you, in the following amounts to the following named persons:

Payee	Amount

We hereby certify as follows:

1. The nature of the property and amount of costs of the Project covered by this requisition is described herein.

2. The amounts requisitioned hereunder (a) are for Project Costs which have not been the basis of a prior or contemporaneous requisition or of a prior payment of an external loan or of a prior reimbursement of internal advances and which have not been paid from gifts or grants received by us for the Project; (b) are for work actually performed or material, equipment or other property actually supplied for the Project in accordance with the applicable plans and specifications; and (c) contain no amount entitled to be retained.

3. The work and material, equipment or other property covered by this requisition have been performed or delivered to us and are in accordance in all material respects with all applicable building, zoning, land use, environmental protection, sanitary, safety and educational laws, rules and regulations, all applicable grant, reimbursement and insurance requirements and the provisions of the Agreement; and all permits, licenses and approvals required for the items covered by this requisition have been obtained.

4. All property provided by the net proceeds of the Bond is owned by the Borrower.

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All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

C- ii